Exhibit 10.5

TOPBUILD

TERMS AND CONDITIONS OF

PERFORMANCE RESTRICTED STOCK AWARDS GRANTED UNDER THE

AMENDED AND RESTATED TOPBUILD 2015 LONG TERM STOCK INCENTIVE PLAN

These Terms and Conditions apply to an award to you of performance-based restricted stock (the “Grant”) by TopBuild Corp. (the “Company”).  The grant date, number of shares and performance and time vesting conditions and dates (“Grant Information”) are set forth in Appendix A hereto and under the “Restricted Awards/Units” tab located under the “Grants & Awards” heading of your dashboard at the Computershare website, and are incorporated herein by reference.  By pressing “Acknowledge Grant” and “I agree,”  you agree to accept the Grant, and you voluntarily agree to these Terms and Conditions and the provisions of the Amended and Restated 2015 Long Term Stock Incentive Plan (as adopted effective May 2, 2016,  the “Plan”), and acknowledge that:

•	You have read and understand these Terms and Conditions, and are familiar with theprovisions of the Plan.
•	You have received or have access to all of the documents referred to in these Terms and Conditions.
•

All of your rights to the Grant are embodied in these Terms and Conditions and in the Plan, and there are no other commitments or understandings currently outstanding with respect to any other grants of options or restricted stock, except as may be evidenced by agreements duly executed by you and the Company.

You and the Company agree that all of the terms and conditions of the Grant (including the Grant Information) are set forth in these Terms and Conditions and in the Plan. These Terms and Conditions together with the Grant Information constitute your restricted stock award agreement (the “Agreement”).  Please read these documents and the related Participation Guide/Prospectus carefully. Copies of the Plan, the Participation Guide/Prospectus and information about the Company are available in the “Documents” and “News Headlines” sections of www.computershare.com/employee/us.

The use of the words "employment" or "employed" shall be deemed to refer to employment by the Company and its subsidiaries and shall not include employment by an "Affiliate" (as defined in the Plan) which is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

Certificates for the shares of stock evidencing the Restricted Shares (as defined in the Plan) will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this award.  You will be entitled to vote and, to the extent permitted by Company policy, receive any cash dividends (net of required tax withholding) on the Restricted Shares but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares until the shares have been earned except in accordance with the Plan.

Provided you have been continuously employed by the Company since the date of the Grant, the restrictions on the shares will lapse and the final number of shares of stock awarded will be determined in accordance with the terms of Section 6(e) of the Plan and Appendix A.

If your employment should be terminated by reason of your permanent and total disability, death, retirement, or other termination, while Restricted Shares remain unvested the amounts of any payments due under this agreement will be determined in accordance with Sections 6(d)(ii), (g) and (h) of the Plan and Company policy.

You agree not to engage in certain activities.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or affiliated company, all Restricted Shares for which restrictions have not lapsed will be forfeited to the Company.    You acknowledge that such activity includes, but is not limited to, “Business Activities” (as defined below).

In addition you agree, in consideration for the Grant, and regardless of whether restrictions on shares subject to the Grant have lapsed, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries other than a termination in connection with a Change in Control (as defined in the Plan), not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities.  “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time while the Grant is outstanding, or (y) the subsidiary employing or retaining you at any time while the Grant is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided.  “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you breach any of the restrictions contained in the preceding paragraph, by accepting this Grant you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Grant, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on shares on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph.  The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

You agree to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan and Grant agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company’s, a subsidiary’s or an affiliated company’s trade secrets, confidential information or intellectual property rights) which (1) are within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other restricted stock awards or option or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the Daytona Beach, Florida area or such other location in the Daytona Beach, Florida area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Grant does not imply any employment or consulting commitment by the Company.

You agree that the Grant and acceptance of the Grant does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship, and that your employment status is that of an employee-at-will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time.  You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of this Grant unless you have already agreed in writing to a longer period.

You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to shares acquired pursuant to the Grant, as may be requested by the Company or any of its subsidiaries or affiliated companies.

This Agreement shall be governed by and interpreted in accordance with Florida law.

The headings set forth herein are for information purposes only and are not a substantive part of these Terms and Conditions.

These Terms and Conditions are effective for grants made on and after May 2, 2016.

Appendix A

Appendix to the 2016 Performance Share Equity Grant

The amount and vesting of Performance shares are dependent on the financial performance of TopBuild Corp. (the “Company”) over a three year period.  The accounting performance measurement period will extend from [__________] to [__________].

Your initial grant of shares can be adjusted up or down based on achieving a pre-defined target Relative Total Shareholder Return (“RTSR”), relative to a peer group of related companies, metric for the Company.

The grants are issued at an expected target payout of 100% and can be adjusted to reflect the actual performance of the Company as determined by the Compensation Committee after the end of the measurement period, at which time the Performance shares will vest.   Partial payout, or no payout, are permitted for performance that falls below target levels and a maximum potential payout of up to 200% of the target award if the level for performance exceeds certain target performance.  The performance-based restricted shares will vest on [__________].

Management reserves the right to make certain assumptions and minor calculation decisions when calculating performance.